EXECUTION VERSION KIRKLAND & ELLIS INTERNATIONAL LLP 30 St. Mary Axe London EC3A 8AF Tel: +44 (0)20 7469 2000 Fax: +44 (0)20 7469 2001 www.kirkland.com ( Project Alin: Loan Note Instrument Dated 14 December 2021 ALTERA SHUTTLE TANKERS L.L.C. LOAN NOTE INSTRUMENT in respect of the issuance of the following Notes: (1) $70,000,000 unsecured loan notes due 2026; and (2) PIK notes due 2026 (as issued in accordance with this Instrument) to be listed on the official list of The International Stock Exchange

i Project Alin: Loan Note Instrument TABLE OF CONTENTS Page 1. Definitions and Interpretation ........................................................................................1 2. The Notes .......................................................................................................................5 3. Ranking of the Notes .....................................................................................................6 4. Redemption ....................................................................................................................6 5. Interest............................................................................................................................6 6. Conditions of Issue ........................................................................................................6 7. Covenants by the Issuer .................................................................................................6 8. Certificates .....................................................................................................................7 9. Register ..........................................................................................................................7 10. Withholding ...................................................................................................................8 11. Foreign Noteholders.......................................................................................................8 12. Set-Off............................................................................................................................8 13. Partial Invalidity.............................................................................................................9 14. Remedies and Waivers...................................................................................................9 15. Governing Law ..............................................................................................................9 16. Representations and Warranties.....................................................................................9 17. Conditions for Disbursement to the Issuer...................................................................10 18. Enforcement.................................................................................................................11 SCHEDULE 1 Form of Certificate..........................................................................................12 SCHEDULE 2 Conditions of Issue..........................................................................................15

1 Project Alin: Loan Note Instrument THIS INSTRUMENT is executed as a deed poll on 14 December 2021 by: ALTERA SHUTTLE TANKERS L.L.C., a limited liability company formed under the laws of Marshall Islands with registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands and registered number 963935 (the "Issuer"). WHEREAS: (A) The Issuer has, in accordance with the Constitution and by a resolution of the Directors passed on 22nd November 2021, resolved to create the Notes on the terms of this Instrument. (B) This Instrument documents the terms of the Initial Notes created and issued by the Issuer on or around the date of this Instrument; and the terms of the PIK Notes created and issued by the Issuer from time to time in accordance with the terms of this Instrument. IT IS AGREED as follows: 1. DEFINITIONS AND INTERPRETATION 1.1 Definitions In this Instrument: "Brookfield Letter" means that certain letter, dated as of February 23, 2021, from Brookfield TK TOLP L.P. to Altera Infrastructure L.P. and Altera Shuttle Tankers L.L.C. "Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Aberdeen and New York, or as otherwise agreed between the Issuer and the Noteholders from time to time. "Certificate" means a certificate duly executed by the Issuer relating to the Notes represented by such certificate. "Conditions" means the conditions of issue set out in the Schedule 2 (Conditions of Issue). "Constitution" means the limited liability company agreement of the Issuer, as amended from time to time. "Directors" means the directors of the Issuer from time to time. "Discharge of Existing RCF Agreement" means: (a) receipt of Notes in face amount equal to all obligations outstanding under the Existing RCF Agreement (other than contingent obligations or contingent indemnification obligations (except as provided in clause (d) below)); and

2 Project Alin: Loan Note Instrument (b) termination or expiration of all commitments, if any, to extend credit that would constitute obligations under the Existing RCF Agreement. "Existing RCF Agreement" means that certain Credit Agreement, dated as of February 23, 2021, between Altera Shuttle Tankers L.L.C., as borrower, the lenders from time to time party thereto, and Brookfield TK Loan 2 L.P., as administrative agent. “Financial Indebtedness” means any indebtedness for or in respect of: (a) moneys borrowed (and debit balances at banks or other financial institutions); (b) any amount raised by acceptance under any acceptance credit facility or dematerialized equivalent; (c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument, including the Notes; (d) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease (meaning that the lease is capitalized as an asset and booked as a corresponding liability in the balance sheet); (e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis provided that the requirements for de-recognition under GAAP are met); (f) any derivative transaction entered into and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount shall be taken into account); (g) any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of a person which is not the Issuer or its subsidiaries which liability would fall within one of the other paragraphs of this definition; (h) any amount raised by the issue of redeemable units which are redeemable (other than at the option of the Issuer) before the Maturity Date or are otherwise classified as borrowings under GAAP; (i) any amount of any liability under an advance or deferred purchase agreement, if (a) the primary reason behind entering into the agreement is to raise finance or (b) the agreement is in respect of the supply of assets or services and payment is due more than 120 calendar days after the date of supply; (j) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing or otherwise being classified as a borrowing under GAAP; and

3 Project Alin: Loan Note Instrument (k) without double counting, the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above. “GAAP” means the International Financial Reporting Standards (IFRS) and guidelines and interpretations issued by the International Accounting Standards Board or (as applicable) Generally Accepted Accounting Principles in the United States, in force from time to time. “Initial Notes” means the USD 70,000,000 senior unsecured loan notes to be issued under this Instrument on the Issue Date. “Insolvent” means that a person: (a) is unable or admits inability to pay its debts as they fall due; (b) suspends making payments on any of its debts generally; or (c) is otherwise considered insolvent or bankrupt within the meaning of the relevant bankruptcy legislation of the jurisdiction which can be regarded as its centre of main interest as such term is understood pursuant to Regulation (EU) 2015/848 on insolvency proceedings (as amended from time to time). "Issue Date" the date on which any Notes are issued under this Instrument; and the first Issue Date shall be the first such date on which the Initial Notes are issued under this Instrument. "Maturity Date" means 16 June 2026. “New ShuttleCo Bonds” means that certain Altera Shuttle Tankers L.L.C. 9.50% Senior Unsecured Bond Issue 2021/2025 ISIN NO 0011167785 (and the indenture in respect thereof, the “New ShuttleCo Bonds Indenture”). "Notes" means the Initial Notes and/or the PIK Notes, as the context requires. "Notes Documents" means this Instrument and each Note. “Prepayment Premium” means, with respect to any Event of Default, an amount equal to the excess of (x) the redemption price calculated in accordance with paragraph 4(a) of Condition 2 (Voluntary Early Redemption) over (y) 100% of the principal amount of the Notes, plus accrued and unpaid interest. "Noteholder" means each person entered on the Register as a holder of a Note. "Register" means the register of Noteholders to be maintained by the Issuer in accordance with Clause 9 (Register). “Security” means a mortgage, charge, pledge, lien, security assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

4 Project Alin: Loan Note Instrument 1.2 Construction (a) Unless a contrary indication appears, a reference in this Instrument to: (i) the "Issuer", any "Noteholder" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Notes Documents; (ii) "assets" includes present and future assets, properties, revenues and rights of every description; (iii) a "Notes Document" or any other agreement or instrument is a reference to that Notes Document or other agreement or instrument as amended, novated, supplemented, extended or restated from time to time; (iv) a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, fund, joint venture, consortium, partnership or other entity (whether or not having separate legal personality); (v) "including" means including without limitation, and "includes" and "included" shall be construed accordingly; (vi) a "Clause" or "Schedule" is a reference to a clause of or schedule to this Instrument (as applicable); (vii) "this Instrument" includes the Schedules hereto; (viii) a Note being "outstanding" means a Note which has been created and issued and has not been repaid, redeemed or repurchased in full and the "outstanding" amount of any Note means the principal amount of such Note which has not been repaid, redeemed or repurchased; (ix) a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time; (x) a time of day is a reference to London time; and (xi) the singular includes the plural (and vice versa). (b) Clause and Schedule headings are for ease of reference only. (c) Unless a contrary indication appears, a term used in any Certificate, document or notice given under or in connection with this Instrument or any Notes has the same meaning in that Certificate, document or notice as in this this Instrument or such Notes (as applicable) 1.3 Currency symbols and definitions "$", "USD" and "Dollars" means the lawful currency of the United States of America.

5 Project Alin: Loan Note Instrument 1.4 Third party rights (a) Unless expressly provided to the contrary in any Notes Document, no person who is not a party to the applicable Notes Document has any right to enforce or enjoy the benefit of any term of any Notes Document, provided that a Noteholder shall have the express right to enforce and enjoy the benefit of any term of this Instrument benefitting the Noteholders or any term of any Note held by it. (b) Notwithstanding any term of any Notes Document, the consent of any person who is not the Issuer or a Noteholder is not required to rescind or vary this Instrument or any Note at any time. 2. THE NOTES 2.1 General (a) The principal amount of each Note shall be as specified in the applicable Certificate. (b) The Notes shall be issued fully paid in amounts and integral multiples of $1.00 and shall be transferable only as provided in the Conditions. 2.2 Initial Notes The aggregate nominal amount of the Initial Notes shall not exceed $70,000,000; and the Issuer shall apply the proceeds of the Initial Notes towards Discharge of Existing RCF Agreement. 2.3 PIK Notes There is no limit on the aggregate nominal amount of the PIK Notes constituted by this Instrument, save that PIK Notes may only be issued to satisfy interest payable in respect of any of the Notes (or, on the initial Issue Date, towards payment or discharge of any accrued interest in connection with Discharge of Existing RCF Agreement). 3. RANKING OF THE NOTES (a) The Initial Notes and the PIK Notes shall form a single series and shall each constitute direct and unsecured obligations of the Issuer. (b) The Notes when issued shall rank pari passu between each other, equally and rateably without discrimination or preference. 4. REDEMPTION (a) The Issuer shall repay, redeem and/or repurchase all outstanding Notes in full and at par on the applicable Maturity Date in respect of such Notes in accordance with Condition 2 (Redemption at Maturity).

6 Project Alin: Loan Note Instrument (b) The Issuer may, in its sole discretion, prepay, redeem and/or repurchase Notes prior to the applicable Maturity Date in respect of such Notes in accordance with Condition 3 (Voluntary Early Redemption). 5. INTEREST Interest shall accrue and be payable on the outstanding amount of the Notes in accordance with Condition 1 (Interest). 6. CONDITIONS OF ISSUE The Conditions and provisions contained in the Schedules shall have effect in the same manner as if such Conditions and provisions were set out herein. The Notes shall be held subject to and with the benefit of the Conditions and of the provisions in the Schedules, all of which shall be binding on the Issuer and the Noteholders and all persons claiming through them respectively. 7. COVENANTS BY THE ISSUER The Issuer covenants with the Noteholders to: (a) perform and observe the obligations on its part contained in this Instrument to the intent that this Instrument shall enure for the benefit of all Noteholders each of whom may sue for the performance or observance of the provisions of this Instrument so far as his holding of Notes is concerned; (b) not permit or cause to be proposed an amendment to the terms and conditions of the Instrument, other than in accordance with Condition 12 (Amendments and Waivers); and (c) comply with, and to procure that each of its subsidiaries complies with the covenants set forth in New ShuttleCo Bonds, which covenants are incorporated herein by reference mutatis mutandis as in effect on the Issue Date and not to cause or permit, and to procure that none of its subsidiaries shall cause or permit, any event of default or termination event (howsoever described) to occur under the New ShuttleCo Bonds. 8. CERTIFICATES (a) Each Noteholder will be entitled without charge to (i) one Certificate for the aggregate amount of Initial Notes registered in his name and (ii) one Certificate for the aggregate amount of PIK Notes registered in his name. (b) Each Certificate shall bear a denoting number and shall be executed by the Issuer. (c) Each Certificate shall be in the form or substantially in the form set out in Schedule 1 (Form of Certificate) and shall have the Conditions endorsed thereon. (d) The Issuer shall not be bound to register more than two persons as the joint holders of any Notes and shall not be bound to issue more than one Certificate

7 Project Alin: Loan Note Instrument for Notes held jointly by several persons. Delivery of a Certificate to one of such persons shall be sufficient delivery to all. (e) Where a Noteholder transfers part (but not all) of its Notes represented by a Certificate, the old Certificate shall be cancelled and a new Certificate for the balance of such Notes shall be issued without charge. (f) Where part (but not all) of the Notes represented by a Certificate are repaid, redeemed or repurchased, the old Certificate shall be cancelled and a new Certificate for the balance of such Notes shall be issued in accordance with paragraph (b) of Condition 9 (Surrender, Reissuance and Replacement of Certificates). (g) Any signatures required by Clause 8 may be affixed by means of electronic or mechanical signature. 9. REGISTER (a) The Issuer shall at all times keep (x) at its principal executive office (or at such other place (within England or Scotland) as the Issuer may from time to time have selected for that purpose) or (y) in any electronic form that the Issuer may from time to time select for such purpose, a Register showing: (i) the names and addresses of the holders for the time being of the Notes and, in the case of joint holders, the names of the joint holders and the address of the first named holder; (ii) the amount of the Notes held by each registered holder and, in the case of joint holders, the amount of Notes held by the joint holders taken together; (iii) the date on which the name of each individual registered holder (including, in the case of joint holders, each joint holder) is entered in respect of the Notes standing in his or their name; and (iv) the denoting number of each Certificate for the Notes issued and the date of issue thereof. (b) Any change of name or address on the part of any Noteholder shall forthwith be notified to the Issuer and the Register shall be altered accordingly. (c) Except as required by law, the Issuer will be entitled to recognise only the registered holder of any Notes as the absolute owner thereof for all purposes and shall not (except as ordered by a court of competent jurisdiction) be bound to take notice or see to the execution of any trust, whether express, implied or constructive, to which any Notes may be subject and the receipt of the registered holder for the time being of any Notes, or in the case of joint registered holders the receipt of any of them, for the principal moneys payable in respect thereof or for the interest from time to time accruing due in respect thereof or for any other moneys payable in respect thereof shall be a good discharge to the Issuer, notwithstanding any notice it may have, whether express or otherwise, of the

8 Project Alin: Loan Note Instrument right, title, interest or claim of any other person to or in such Notes, interest or moneys. The Issuer shall not be bound to enter any notice of any trust, whether express, implied or constructive, on the Register in respect of any Notes. (d) Subject to the Conditions, each Noteholder will be recognised by the Issuer as entitled to his Notes free from any equity, set-off or cross-claim on the part of the Issuer against the original or any intermediate holder of the Notes. 10. WITHHOLDING All payments made by the Issuer under this instrument shall be made in full without set-off or counterclaim whatsoever and without any deduction or withholding unless required by law. If any withholding or deduction is required by law on account of tax imposed by the United Kingdom, the Issuer shall pay to the relevant Noteholder such additional amounts as will ensure that, after such deduction or withholding, the Noteholder is left with the same net amount it would have received had no such withholding or deduction been required. 11. FOREIGN NOTEHOLDERS (a) The Notes have not been and will not be registered under the United States Securities Act of 1933, as amended, nor under any of the relevant securities laws of any province or territory of any jurisdiction in which such offer, sale or delivery would be unlawful. (b) Unless an exception under such act or laws is applicable, the Notes may not be offered, sold or delivered, directly or indirectly, in or into any jurisdiction in which such offer, sale or delivery would be unlawful or to or for the account or benefit of any resident of any jurisdiction in which such offer, sale or delivery would be unlawful. 12. SET-OFF A Noteholder may set-off any matured obligation due from the Issuer under the Notes against any matured obligation owed by that Noteholder to the Issuer, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Noteholder may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. 13. PARTIAL INVALIDITY If, at any time, any provision of this Instrument or the Notes is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired. 14. REMEDIES AND WAIVERS No failure to exercise, nor any delay in exercising, on the part of any Noteholder, any right or remedy under this Instrument or any Note shall operate as a waiver of any such right or remedy or constitute an election to affirm this Instrument or any Note. No

9 Project Alin: Loan Note Instrument election to affirm this Instrument or any Note on the part of any Noteholder shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Instrument and each Note are cumulative and not exclusive of any rights or remedies provided by law. 15. GOVERNING LAW This Instrument and the Notes and any non-contractual obligations arising out of or in connection therewith are governed by English law. 16. Representations and Warranties The Issuer makes the representations and warranties set out in this Clause 16 (Representations and Warranties), in respect of itself to the Noteholders at the following times and with reference to the facts and circumstances then existing: (i) On the date of this Instrument; (ii) On the Issue Date; and (iii) At the date of issuance of any additional Notes pursuant to this Instrument: (a) Status It is a limited liability company, duly formed and validly existing and registered under the laws of its jurisdiction of formation, and has the power to own its assets and carry on its business as it is being conducted. (b) Power and Authority It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Instrument and any other Notes Document to which it is a party and the transactions contemplated by those Notes Documents. (c) Valid, Binding and Enforceable Obligations This Instrument and each other Notes Document to which it is a party constitutes (or will constitute, when executed by the respective parties thereto) its legal, valid and binding obligations, enforceable in accordance with their respective terms, and (save as provided for therein) no further registration, filing, payment of tax or fees or other formalities are necessary or desirable to render the said documents enforceable against it. (d) Non-Conflict with Other Obligations The entry into and performance by it under this Instrument and any other Notes Document to which it is a party and the transactions contemplated thereby do not and will not conflict with (i) any law or regulation or judicial or official

10 Project Alin: Loan Note Instrument order; (ii) its constitutional documents; or (iii) any agreement or instrument which is binding upon it or any of its assets. (e) No Event of Default No Event of Default exists or is likely to result from the making of any drawdown under this Instrument or the entry into, the performance of, or any transaction contemplated by, any Notes Document. (f) Authorizations and Consents All authorisations, consents, approvals, resolutions, licenses, exemptions, filings, notarizations or registrations required: (i) to enable it to enter into, exercise its rights and comply with its obligations under this Instrument or any other Notes Document to which it is a party; and (ii) to carry on its business as presently conducted and as contemplated by the Notes Documents, have been obtained or effected and are in full force and effect. 17. Conditions for Disbursement to the Issuer Payment of the net proceeds from the issuance of the Notes to the Issuer shall be conditional on: (a) the Noteholders having received prior to or contemporaneously with the Issue Date each of the following documents, in form and substance satisfactory to the Noteholders: (i) the Certificates executed by the Issuer; (ii) this Instrument and each other Note Document duly executed by all parties hereto; (iii) copies of all corporate resolutions of the Issuer required for the Issuer to issue the Notes and execute the Notes Documents to which it is a party; (iv) a copy of a power of attorney (unless included in the corporate resolutions) from the Issuer to relevant individuals for their execution of the Notes Documents to which it is a party, or extracts from the relevant register or similar documentation evidencing such individuals' authorisation to execute such Notes Documents on behalf of the Issuer; (v) legal opinions or other statements as may be required by the Noteholders (including in respect of corporate matters relating to the Issuer and the legality, validity and enforceability of this Instrument and the Notes Documents); and

11 Project Alin: Loan Note Instrument (vi) written acknowledgement from the Issuer that all obligations under the Brookfield Letter, if any, shall have terminated. (b) The Discharge of Existing RCF Agreement shall have occurred prior to or contemporaneously with the Issue Date. 18. ENFORCEMENT (a) The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Instrument or the Notes (including a dispute relating to the existence, validity or termination of this Instrument or the Notes or any non-contractual obligation arising out of or in connection therewith) (a "Dispute"). (b) The Issuer by executing this Instrument and each Noteholder by accepting any Note agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly will not argue to the contrary. This Instrument is executed and delivered as a deed by the Issuer on the date stated at the beginning of this Instrument.

12 Project Alin: Loan Note Instrument SCHEDULE 1 Form of Certificate Certificate No. Transfer No. Issue Date Amount [●] [●] [●] $[●] ALTERA SHUTTLE TANKERS L.L.C. a limited liability company formed under the laws of the Republic of the Marshall Islands with registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH 96960, Marshall Islands and registered number 963935 (the “Issuer”) $[PRINCIPAL AMOUNT] [INITIAL]/[PIK] NOTES DUE [MATURITY DATE] THIS IS TO CERTIFY THAT the undermentioned is/are the registered holder(s) of the amount set out below of the Notes constituted by an instrument entered into by the Issuer on [●] 2021 (the "Instrument") and issued with the benefit of and subject to the provisions contained in the Instrument and on the terms of this Certificate (as set out below). Capitalised terms used but not otherwise defined in this Certificate shall have the meanings given in the Instrument. Notes represented by this Certificate: Name(s) of Noteholder(s): [●] Principal Amount of Notes: [●] Type of Notes: [Initial Notes]/[PIK Notes] This Certificate is evidence of entitlement only. Title to the Notes passes only on due registration on the Register and any payment due on the Notes whether of principal or interest will be made only to the duly registered holder. By accepting this Certificate, the holder named above confirms that it has approved the terms of the Instrument and agrees that it (and, in the case of a Noteholder which is an individual, their personal representatives) shall be bound by the terms of the Instrument as a Noteholder as though it were a party to the Instrument. The Notes and any non-contractual obligations arising out of or in connection with them are governed by English law. This Certificate is executed and delivered as a deed by the Issuer on the Issue Date stated above.

13 Project Alin: Loan Note Instrument EXECUTED as a DEED by ALTERA SHUTTLE TANKERS L.L.C. as the Issuer, acting by [name], a director: ) ) ) Director in presence of: Witness Witness Name: Witness Address: Witness Occupation:

14 Project Alin: Loan Note Instrument NOTES: 1. The Notes are repayable prior to the applicable Maturity Date at the sole option of the Issuer in accordance with the Instrument. 2. The Notes are transferable only in amounts and integral multiples of $1.00 and no transfer may be made of any Notes other than as permitted by the Instrument. 3. This Certificate must be surrendered before any transfer, whether of the whole or any part of the Notes comprised in it, can be registered or any new Certificate issued in exchange. 4. A copy of the Instrument has been provided to the Noteholder and is available for inspection at the offices of the Issuer.

15 Project Alin: Loan Note Instrument SCHEDULE 2 Conditions of Issue 1. Interest (a) Fixed interest shall be payable in respect of the Notes pursuant to Condition 1(b). (b) Until such time as the Notes are repaid, redeemed or purchased by the Issuer in accordance with the provisions of the Instrument and these Conditions, fixed interest shall accrue from day to day on the nominal amount of Notes commencing on the date that the relevant Note is issued and shall, subject to Condition 1(c), be payable by the Issuer bi-annually in arrears on the last Business Day of June and December) (each, an "Interest Payment Date"), with the first Interest Payment Date occurring on the last Business Day of June 2022. Interest payable pursuant to this Instrument shall be calculated by reference to a calendar year of 360 days and the actual number of calendar days elapsed in the relevant Interest Period (or if the relevant market practice differs, in accordance with that market practice). (c) The Issuer shall, by written notice to the Noteholders, be entitled on each Interest Payment Date to: (i) capitalise accrued interest and procure that the amount of capitalised interest in respect of the relevant Notes is recorded in the Register; or (ii) issue PIK Notes to the Noteholders (on the basis of $1.00 of PIK Notes for each $1.00 of interest due, rounded to the nearest whole $1.00) in relation to the accrued interest. (d) Interest shall accrue on capitalised interest in the same way as it does the principal amount of the relevant Notes. Any accrued and capitalised or otherwise unpaid interest in respect of any of the Notes shall be paid by the Issuer on the repayment date of such Notes. (e) The fixed rate of interest on the Notes will be 12.50% per annum. (f) Interest on any Notes becoming liable to repayment shall cease to accrue as from the due date for repayment of such Notes unless (and subject to compliance by the Noteholder with the provisions of the Conditions) payment of the monies is not made by the Issuer (in which case, interest will continue to accrue at the rate specified hereunder until the date of actual payment) whether before or after judgment. 2. Redemption at Maturity The Issuer shall repay, redeem and/or repurchase all outstanding Notes in full and at par on its Maturity Date together with all accrued but unpaid interest thereon.

16 Project Alin: Loan Note Instrument 3. Redemption upon a Change of Control (a) Upon a Change of Control Event occurring, the Issuer shall notify each Noteholder of such Change of Control Event on or prior to the date on which such Change of Control Event occurs; and each Noteholder may, by prior written notice to the Issuer, require the Issuer to prepay, redeem and/or repurchase all or part of the outstanding Notes together with a prepayment fee equal to 1.00% of the principal amount of the Notes so prepaid, redeemed or repurchased. Any such prepayment, redemption and/or repurchase shall occur by no later than the date following thirty (30) days following the date on which the Noteholder notifies the Issuer of such request. (b) In this Condition 3: “Change of Control Event” means if at any time the Permitted Holders cease to maintain Decisive Influence over the Issuer. “Decisive Influence” means a person having, as a result of an agreement or through the ownership of shares or interests in another person (directly or indirectly): (i) a majority of the voting rights in that other person; or (ii) a right to elect or remove a majority of the members of the board of directors of that other person. “Permitted Holders” means Brookfield Business Partners L.P. and its Affiliates and institutional partners from time to time. 4. Voluntary Early Redemption (a) The Issuer may redeem all but not only some of the outstanding Notes (the “Call Option”) on any Business Day from and including: (i) the Issue Date to, but not including, the First Call Date at a price equal to the Make Whole Amount and accrued and unpaid interest to, but excluding the applicable redemption date; (ii) the First Call Date to, but not including, the Interest Payment Date in June 2025 at a price equal to 102.3750 per cent. of the nominal amount for each redeemed Note and accrued and unpaid interest to, but excluding the applicable redemption date; and (iii) the Interest Payment Date in June 2025 to, but not including, the Maturity Date at a price equal to 101.1875 per cent. of the nominal amount for each redeemed Note and accrued and unpaid interest to, but excluding the applicable redemption date. (b) Any redemption of Notes pursuant to paragraph (a) of Condition 4 above shall be determined based upon the redemption prices applicable on the Call Option Repayment Date.

17 Project Alin: Loan Note Instrument (c) The Call Option may be exercised by the Issuer by written notice to each Noteholder not less than thirty Business Days’ (or such shorter period as the Noteholders may agree) prior to the proposed Call Option Repayment Date. Such notice sent by the Issuer is irrevocable and shall specify the Call Option Repayment Date. Unless the Make Whole Amount is set out in the written notice where the Issuer exercises the Call Option, the Issuer shall calculate the Make Whole Amount and provide such calculation by written notice to each Noteholder as soon as possible and at the latest within 3 Business Days from the date of the notice. (d) In this Condition 4: (i) “Call Option Repayment Date” means the settlement date for the Call Option determined by the Issuer pursuant to Clause 4 (Voluntary Early Redemption) or a date agreed upon between the Noteholders and the Issuer in connection with such redemption of the Notes. (ii) “Make Whole Amount” means an amount equal to the sum of the present value on the Call Option Repayment Date of: (A) The nominal amount of the redeemed Notes at the price set out in paragraph (a)(ii) of Condition 4 as if such payment originally had taken place on the First Call Date; and (B) The remaining interest payments on the redeemed Notes, less any accrued and unpaid interest on the Notes at the Call Option Repayment Date, to and including the First Call Date, Where the present value in respect of both (A) and (B) shall be calculated using a discount rate of 1.384 percent per annum. (iii) “First Call Date” means the interest payment date falling in December 2024. 5. Events of Default and Acceleration of the Notes (a) Events of Default Each of the events or circumstances set out in this Clause 5(a) shall constitute an Event of Default: (i) Non-payment The Issuer fails to pay any amount payable by it under the Notes Documents when such amount is due for payment, unless: (A) its failure to pay is caused by administrative or technical error in payment systems and payment is made within 5 Business Days following the original due date; or (B) in the discretion of the Noteholders in respect of at least 50.1 percent (50.1%) of the outstanding principal amount of the

18 Project Alin: Loan Note Instrument Notes, the Issuer has substantiated that it is likely that such payment will be made in full within 5 Business Days following the original due date. (ii) Breach of other obligations The Issuer does not comply with any provision of the Notes Documents other than as set out under paragraph (a) (Non-payment) above, unless such failure is capable of being remedied and is remedied within 20 Business Days after the earlier of the Issuer's actual knowledge thereof, or notice thereof is given to the Issuer by the Noteholders. (iii) Misrepresentation Any representation, warranty or statement made under or in connection with any Notes Documents is or proves to have been incorrect, inaccurate or misleading in any material respect when made or deemed to have been made, unless the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within 20 Business Days of the earlier of the Noteholders giving notice to the Issuer or the Issuer becoming aware of such misrepresentation. (iv) Cross default If for the Issuer or any of its subsidiaries: (A) any Financial Indebtedness is not paid when due nor within any applicable grace period; or (B) any Financial Indebtedness is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); or (C) any commitment for any Financial Indebtedness is cancelled or suspended by a creditor as a result of an event of default (however described), or (D) any creditor becomes entitled to declare any Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described), provided however that the aggregate amount of such Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (A) to (D) above exceeds a total of USD 25,000,000 (or the equivalent thereof in any other currency). (v) Insolvency and insolvency proceedings That the Issuer or any of its subsidiaries: (A) Is Insolvent; or

19 Project Alin: Loan Note Instrument (B) Is the object of any corporate action or any legal proceedings is taken in relation to: (1) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) other than a solvent liquidation or reorganization; or (2) a composition, compromise, assignment or arrangement with any creditor which may materially impair the Issuer's ability to perform its obligations under these Notes Documents; or (3) the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrative receiver, administrator, compulsory manager or other similar officer of any of its assets; or (4) the enforcement of any Security over any of its or their assets having an aggregate value exceeding the threshold amount set out in paragraph 5(a)(iv) (Cross default) above; or (5) for (1) - (4) above, any analogous procedure or step is taken in any jurisdiction in respect of any such company, however this shall not apply to any petition which is frivolous or vexatious and is discharged, stayed or dismissed within 20 Business Days of commencement. (vi) Creditor's process Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Issuer or any of its subsidiaries having an aggregate value exceeding the threshold amount set out in paragraph 5(a)(iv) (Cross default) above and is not discharged within 20 Business Days. (vii) Unlawfulness It is or becomes unlawful for the Issuer to perform or comply with any of its obligations under the Notes Documents to the extent this may materially impair: (A) the ability of the Issuer to perform its obligations under these Notes Documents; or (B) the ability of the Noteholders to exercise any material right or power vested to it under the Notes Documents. (b) Acceleration of the Notes

20 Project Alin: Loan Note Instrument If an Event of Default, other than an Event of Default specified in Clause (a)(v)(B) of this Condition 5 with respect to the Issuer or any of its subsidiaries, has occurred and is continuing, the Noteholders holding a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer, may, by serving a written notice: (A) declare that the outstanding Notes, together with accrued interest and all other amounts accrued or outstanding under the Notes Documents, including unpaid, fees, premiums and all other liabilities of the Issuer and its subsidiaries accrued hereunder and under any other Notes Documents to be immediately due and payable, at which time they shall become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Issuer and its subsidiaries, anything contained herein or in any other Note Document to the contrary notwithstanding; and/or (B) exercise (or direct any agent to exercise) any or all of its rights, remedies, powers or discretions under the Notes Documents or take such further measures as are necessary to recover the amounts outstanding under the Notes Documents. If an Event of Default under paragraph (a)(v)(B) of this Condition 5 with respect to the Issuer or any of its subsidiaries occurs, the outstanding Notes, together with accrued interest and all other amounts accrued or outstanding under the Notes Documents, including unpaid, fees, premiums and all other liabilities of the Issuer accrued hereunder and under any other Notes Documents, shall automatically become due and payable, at which time they shall become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Issuer, anything contained herein or in any other Note Document to the contrary notwithstanding. Without limiting the generality of the foregoing, in the event the Notes are accelerated or otherwise become due prior to the Maturity Date, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of an Event of Default arising under paragraph (a)(v)(B) of this Condition 5 (including the acceleration of claims by operation of law)), the applicable Prepayment Premium as of the date such Notes are accelerated or become due (if any) will also be due and payable as though the Notes were voluntarily prepaid and shall constitute part of the Issuer’s obligations in respect of the Notes, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Noteholder’s lost profits as a result thereof. Any Prepayment Premium payable above shall be presumed to be the liquidated damages sustained by each Noteholders as the result of the early repayment and the Issuer agrees that it is reasonable under the circumstances currently existing. The applicable Prepayment Premium (if any) shall also be payable in the event the Notes (and/or the Notes Documents) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, strict

21 Project Alin: Loan Note Instrument foreclosure, in connection with any restructuring, reorganization or compromise of the Issuer’s obligations in respect of the Notes by the confirmation of a plan of reorganization or any other plan of compromise, restructuring or arrangement in any insolvency proceeding, or by any other means. THE ISSUER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Issuer expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct among the Noteholders and the Issuer giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (D) the Issuer shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Issuer expressly acknowledges that its agreement to pay the Prepayment Premium to the Noteholders as herein described is a material inducement to the Noteholders to purchase the Notes. Nothing in this paragraph is intended to limit, restrict, or condition any of the Issuer’s obligations or any of the Noteholders’ rights or remedies hereunder. (c) Remedies If an Event of Default occurs and is continuing, the Noteholders may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of and interest on the Notes or to enforce the performance of any provision of the Notes or the Notes Documents; provided that notwithstanding any other provision of the Notes Documents, the right of any Noteholder to receive payment of principal, premium, if any, and interest, if any, on the Note, on or after the respective due dates expressed in the Note (including in connection with any redemption pursuant to paragraph (c) of this Condition 5), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Noteholder. 6. No Re-Issuance of Notes All Notes repaid, prepaid, redeemed or repurchased by the Issuer shall be cancelled and may not be re-issued. 7. Payment Terms (a) Subject to Condition 8 (Suspense Accounts), any payment of any principal or cash interest amount in respect of any Note shall be made by wire transfer to the Noteholder listed in the Register as the holder of such Note (or, in the case of joint Noteholders, the first Noteholder listed in the Register in respect of such Note).

22 Project Alin: Loan Note Instrument (b) No payments of principal or interest will be made to the extent that such payment would be contrary to applicable law or regulation. (c) Any payment in respect of any Note which is due to be made on a day that is not a Business Day shall instead be made on the next Business Day falling after such date. (d) If two or more persons are entered in the Register as joint registered holders of any Notes then the receipt by any one of such persons of any interest or principal shall be as effective a discharge to the Issuer as if the recipient were the sole registered holder of such Notes. 8. Suspense Accounts (a) If, in respect of any of its Notes to be repaid, redeemed or repurchased in accordance with these Conditions of, any applicable Noteholder fails to comply with its obligations under paragraph (a) of Condition 9 (Surrender, Reissuance and Replacement of Certificates): (i) the Issuer shall deposit the moneys payable to such Noteholder in respect of that repayment, redemption or repurchase into a separate interest bearing bank account (a "Suspense Account"); (ii) to the extent that any such Note is repaid, redeemed or repurchased in full, the deposit of such moneys in a Suspense Account shall discharge the Issuer from all further obligations in respect of that Note; and (iii) the Issuer shall pay any moneys deposited in a Suspense Account pursuant to paragraph (a) above to the applicable Noteholder, promptly following such Noteholder complying with its obligations under paragraph (a) of Condition 9 (Surrender, Reissuance and Replacement of Certificates) in respect of the Notes to which such moneys relate. (b) If any Noteholder does not accept any payment in respect of its Notes which is made in accordance with paragraph (a) of Condition 7 (Payment Terms), the moneys payable to such Noteholder in respect of that payment shall be paid into a Suspense Account. (c) The payment of any moneys into a Suspense Account shall not constitute the Issuer as a trustee of such moneys. (d) The Issuer shall not be responsible for the safe custody of moneys deposited in a Suspense Account or for interest accruing thereon, provided that the Issuer may deduct from any Suspense Account any costs or expenses incurred by the Issuer in connection with establishing, maintaining and depositing moneys in such Suspense Account. (e) Any amount deposited in a Suspense Account which remains unclaimed after a period of six years from the making of such deposit shall revert and belong to the Issuer, notwithstanding that in the intervening period the obligation to pay

23 Project Alin: Loan Note Instrument the same may have been provided for in the books, accounts and other records of the Issuer. 9. Surrender, Reissuance and Replacement of Certificates (a) If any Notes of a Noteholder are to be repaid, redeemed or repurchased in full or in part, such Noteholder shall deliver up to the Issuer, on or prior to the date falling two Business Days prior to the proposed date of such repayment, redemption or repurchase (or such later date as the Issuer may in its sole discretion agree): (i) the Certificate in respect of the Notes to be subject to such repayment, redemption or repurchase; and/or (ii) in the case of a lost, defaced or destroyed Certificate, such indemnity and other documentation as the Directors may reasonably require under Condition (c) of Condition 9 (Surrender, Reissuance and Replacement of Certificates). (b) If any Certificate or other documentation delivered pursuant to paragraph (a) above includes any Notes which will not be repaid, redeemed or repurchased in full, the Issuer shall issue to the applicable Noteholder a new Certificate for the balance of the Notes which will remain outstanding following such repayment, redemption or repurchase, free of charge. (c) If the Certificate for any Note is lost, defaced or destroyed, the Issuer shall, promptly upon payment by the applicable Noteholder of any reasonable out-of- pocket expenses of the Issuer, replace such Certificate on such terms as the Directors may reasonably determine, provided that: (i) the Issuer has received any evidence or indemnity reasonably requested by the Directors in connection with such loss, defacement or destruction; and (ii) in the case of a defacement, the defaced Certificate has been delivered up to the Issuer prior to the issuance of the new Certificate. 10. Transfer of Notes (a) Subject to the terms of these Conditions, the Notes are transferable at the option of the Noteholder by instrument in writing in the usual or common form (or in such other form as the Directors may approve) in nominal amounts or integral multiples of $1.00. (b) Every instrument of transfer must be signed by the transferor (or by a person authorised to sign on behalf of the transferor) and the transferor shall be deemed to remain the owner of the Notes to be transferred until the name of the transferee is entered in the Register in respect thereof. (c) Every instrument of transfer must be left for registration at the address where the Register is maintained for the time being together with such other evidence as the Issuer may reasonably require to prove the title of the transferor or his

24 Project Alin: Loan Note Instrument right to transfer the Notes and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person to do so. (d) All instruments of transfer which are registered may be retained by the Issuer. (e) The Directors may decline to register any transfer of Notes in respect of which a notice requiring prepayment, redemption or repurchase has been given by the Issuer pursuant to Condition 3 (Voluntary Early Redemption). (f) The Directors may decline to register any transfer of Notes during the 10 Business Days immediately preceding an Interest Payment Date or any other date on which interest is to be paid or at any time when the Register is closed. (g) No fee shall be charged for the registration of any transfer or for the registration of any probate, letters of administration, certificate of confirmation, certificate of marriage or death, power of attorney or other document relating to or affecting the title to any Notes. 11. Death or Bankruptcy of Noteholders (a) The executors or administrators of a deceased registered Noteholder (not being one of several joint holders) and, in the case of the death of one or more of several joint registered holders, the survivor or survivors of such joint registered holders, shall be the only person or persons recognised by the Issuer as having any title to such Notes. (b) Any person becoming entitled to Notes in consequence of the death or bankruptcy of a holder of Notes or of any other event giving rise to the transmission of such Notes by operation of law may, upon producing such evidence in respect of which he proposes to act under this Condition or of his title to such Notes as the Issuer shall reasonably require, be registered himself as the holder of such Notes or may transfer such Notes. 12. Amendments and Waivers (a) The provisions of the Instrument or of the Notes and the rights of the Noteholders may only be amended, waived, varied, supplemented, modified, abrogated or compromised with the prior written consent of the Issuer and Noteholders in respect of at least seventy five per cent. (75%) of the outstanding principal amount of the Notes. (b) Any such amendment, waiver, variation, supplement, modification, abrogation, compromise or arrangement effected pursuant to paragraph (a) above shall be binding on all Noteholders. 13. Listing The Issuer intends to apply for the admission of the Notes to the official list of The International Stock Exchange as soon as practicable after the Initial Issue Date and shall use commercially reasonable efforts to obtain and retain such listing prior to the first Interest Payment Date.

25 Project Alin: Loan Note Instrument 14. Notices (a) All Noteholders must provide a registered address or other address in England for the purposes of being served notices and other documents in connection with the Notes. (b) Any notice or other document (including Certificates and transfers of Notes) may be served by: (i) in the case of service by a Noteholder on the Issuer, delivery by hand or by post to the Issuer at its principal office for the time being (marked for the attention of the Directors) or to such other address in England as the Issuer may from time to time notify to Noteholders; or (ii) in the case of service by the Issuer on a Noteholder, delivery by hand or by post to such Noteholder at his registered address in England or (if it has no registered address within England) to the address (if any) within England supplied by it to the Issuer as its address for the service of notices and other documents in connection with the Notes. (c) In the case of joint registered holders of any Notes, a notice given to the Noteholder whose name stands first in the Register in respect of such Notes shall be sufficient notice to all joint holders. (d) Notice may be given to the persons entitled to any Notes in consequence of the death or bankruptcy of any Noteholder by sending the same by post, in a pre- paid envelope addressed to them by name or by the title of the representative or trustees of such holder, at the address (if any) in England supplied for the purpose by such persons or (until such address is supplied) by giving notice in the manner in which it would have been given if the death or bankruptcy had not occurred. (e) Save as otherwise provided in this Condition 14, only Noteholders with a registered address in England shall be entitled to receive any notice, demand or other document. (f) Any notice given or document sent by post shall be deemed to be served on the date falling two Business Days after the date on which it was posted. In proving such service, it shall be sufficient to prove that the envelope containing the notice or document was properly addressed, stamped and posted. 15. General (a) A certification of the Directors or the Issuer's financial adviser as to any matter relating to the Notes shall, in the absence of fraud or manifest error, be conclusive evidence as against Noteholders. None of the Directors or the Issuer's financial adviser shall, in the absence of fraud, gross negligence or wilful default, have any liability of any nature whatsoever in connection with any exercise of, or omission to exercise, any function assigned to them or it as described in the Instrument.

26 Project Alin: Loan Note Instrument (b) Each Noteholder shall be recognised by the Issuer as entitled to his Notes free from any equity, set-off or counterclaim on the part of the Issuer against the original or any intermediate holder of the Notes.

William Duthie